Exhibit 10.1

August 27, 2019

Paul Gaffney

[Personal information omitted]

Dear Paul,

It is my pleasure to invite you to join the team at Kohl’s Department Stores.

Your Position:  You are being offered the position of Senior Executive Vice President, Chief Technology Officer.  In this capacity, you will report directly to me, and will be a member of Kohl’s Operating Committee.

Your Start Date:  Your first day with the company will be mutually determined, but is expected to be in September, 2019.

Your Salary:  Your annualized salary will be $800,000.  You will be paid semi-monthly, on the 15th and 30th of each month.

Signing Incentive:  In addition to your salary, we are offering you a gross signing incentive of $750,000.  This incentive payment will be made within fifteen (15) days of your start date, and is intended to fully or partially offset any obligations you may incur as a result of your resignation from your current employment and relocation expenses that are not covered by the Kohl’s Relocation Policy.

Annual Incentive Program:  An important part of Kohl’s overall executive compensation program is our Annual Incentive Plan.  This plan provides for annual incentive payments to key officers upon the achievement of specific annual corporate objectives.  You will be eligible to participate in Kohl’s Annual Incentive Plan with a target of 110% of your base salary.  This will provide an opportunity for an annual cash incentive payment equal to 0% to 150% of your base salary, with the actual amount based upon Kohl’s annual performance relative to specific objectives that are established by Kohl’s Board of Directors’ Compensation Committee at the beginning of each year.  You will be eligible for a non-prorated Annual Incentive Plan award based upon our 2019 performance.  This award will be paid in March, 2020, and for this first year only, Kohl’s guarantees that the minimum amount of your Annual Incentive Plan award will not be less than $880,000.  Award amounts in subsequent years are contingent on Kohl’s performance and cannot be guaranteed.  As well, the Board does reserve the right to modify our existing bonus programs.

Equity Awards:

1.Recruitment Awards:

a.Restricted Shares:  You will receive a recruitment award of Kohl’s restricted stock valued at $3,000,000.  In accordance with Kohl’s Equity Compensation Award Guidelines, the grant date for this award will be the last NYSE trading day on or before the 15th of the month following the month of your start date at Kohl’s.  The number of restricted shares awarded will be based upon the closing share price on the grant date.  These restricted shares will vest in 3 installments – 60% on the first anniversary of the grant date, 20% on the second anniversary of the grant date and 20% on the third anniversary of the grant date, all contingent on your continued employment by Kohl’s on each vesting date.

b.2019/2021 LTIP Award:  You will receive a 2019/2021 LTIP Award valued at $625,000 which is 50% of your normal annual grant.  In accordance with Kohl’s Equity Compensation Award Guidelines, the grant date for this award will be the last NYSE trading day on or before the 15th of the month following the month of your start date at Kohl’s.  This award will consist of 60% Performance Share Units (PSUs) and 40% Restricted Shares.  The number of PSUs and Restricted Shares awarded will be based upon the closing share price on the grant date, with Restricted Shares valued at that closing price and PSUs valued in accordance with Kohl’s standard Monte Carlo valuation methodology.  The Restricted Shares will vest in four equal annual installments.  The PSUs cliff-vest following fiscal year 2021.  The actual value of the PSUs is dependent upon Kohl’s cumulative performance in 2019, 2020 and 2021, and can be worth up to 200% of the grant date value.  The value of the PSUs could be modified by 25% (plus or minus) based upon Kohl’s “Total Shareholder Return” over that 3 year period.  Further detail on Kohl’s LTIP is provided in our proxy materials for our 2019 Annual Meeting of Shareholders.  The Board does reserve the right to modify our existing equity programs.

2.Annual Awards:  You will be eligible to participate in Kohl’s annual equity award process in the Spring of 2020.  The Compensation Committee’s practice has been to award executives at your level an award valued at $1,250,000.  This award is expected to consist of 60% Performance Share Units (PSUs) and 40% Restricted Shares, all vesting in the same manner as described above based upon Kohl’s performance in 2020, 2021 and 2022.

Relocation:  This offer is being made with the understanding and expectation that you and your spouse will relocate to the greater Milwaukee area within one year from commencement of your employment with Kohl's.  You are eligible for relocation benefits under the Kohl’s relocation policy.  This policy provides assistance with expenses for home sale and purchase, house or apartment hunting, temporary residency, meals, final move related travel, and the movement of your household goods.  Kohl’s relocation representatives are standing by to assist you with this process.

Relocation Gross Up:  Kohl’s will assist, at Kohl’s discretion, with the tax liability on your non-deductible moving expenses at the end of the calendar year.

Benefits:  Kohl’s Department Stores offers a competitive benefit package.  These benefits are designed to promote health, assist you in your financial future and manage the demand of work and your personal life.  Detailed information on all of our benefit programs will be mailed to your home.  In addition, you will be able to access the information and enrollment services website at www.yourtotalrewards.com/kohls on the Monday after your start date.

Medical, Dental and Vision coverage starts on the first of the month after 60 days from your hire date. You have 45 days from your hire date to enroll in benefits.  If you do not have your packet within 3 weeks of your hire date, or you have questions, please contact the Kohl’s HR Shared Service Center at 1-844-KohlsHR.

COBRA Reimbursement:  Kohl’s health benefits are available to all newly hired Executives on the first of the month following 60 days of employment.  Executives may continue their prior medical coverage through their previous employer under the COBRA law.  Details regarding your COBRA rights will be provided by your prior employer.  For the period between your start date and eligibility date, we will provide you with full COBRA assistance minus the applicable Kohl’s monthly premium.

Executive Medical Plan:  In addition to Kohl’s standard medical plans, you will be eligible for the Kohl’s Executive Medical Supplement Program.  The Executive Medical Supplement Program provides up to an additional $25,000 annually to reimburse out of pocket expenses for customary medical and dental services as well as co-payments and deductibles.  Eligible expenses must be authorized by your physician and be medically necessary for the treatment of illness or injury.

Kohl’s Department Stores 401 (k) Savings Plan:  Immediately upon your date of hire you can begin contributions to the 401 (k) savings plan, up to the annual IRS contribution limits.  Our plan will also accept a rollover from your prior employers plan.  After one year of service you will be eligible to receive a 100% match on your future personal savings, up to 5% of your elected contributions, subject to regulatory limits pertaining to highly compensated employees.

Non-Qualified Deferred Compensation Plan:  This plan provides an avenue to save pre-tax dollars in a tax-deferred investment program for your personal financial goals.  Each year, you may elect to contribute all or a portion of your money from your compensation into the Plan and enjoy tax deferral of your contributions and their investment earnings until they are paid to you as you elect to receive them.  Eligibility is based on plan requirements and IRS guidelines.

PTO for exempt:  As an associate of Kohl’s you will become eligible for PTO on the first day of the month following your hire date.  On an annual basis you will be eligible for 25 days of PTO.   We do value our executives and trust them to make their own appropriate decisions on time off, as long as, there are no negative business implications.   There is no current requirement at your level to log PTO time.

Automotive Allowance:  An automobile allowance of $1,500 per month will be provided to you as a Senior Executive Vice President.

Associate Discount:  You will receive a 15% discount on merchandise you purchase for yourself and your eligible dependents.

Authorization to Work:  Kohl’s is required to verify your identity and authorization to work in the United States.  You must provide us with documents that confirm your identity and authorization to work.  Provided with this letter is a copy of the List of Acceptable Documents.   Please provide either one document (one from List A) or two documents (one from List B and one from List C).  Please bring these document(s) with you on your first day of employment.

Executive Compensation Agreement:  On or before your start date you and Kohl’s will enter into an Executive Compensation Agreement which provides a two-year severance benefit upon certain involuntary terminations.  Except as stated otherwise in this letter, the terms and conditions of that agreement will be substantially the same as those of the Senior Executive Vice President, Chief People Officer.

Miscellaneous:

Reimbursement of Certain Payments Upon Termination of Employment:  If you voluntarily end your employment with Kohl’s or are terminated for cause within the first twelve (12) months from the effective date of your relocation, you will be required to repay 100% of any payments made by Kohl’s for your relocation expenses.  If you voluntarily end your employment or are terminated for cause from twelve (12) to within twenty-four (24) months from the effective date of your relocation, you will be required to repay 50% of such amounts.  You will also be required to repay 100% of any cash signing incentives paid by Kohl’s if you voluntarily end your employment with Kohl’s or are terminated for cause within the first twenty-four (24) months of your hire date.  Kohl’s may deduct these amounts from any final compensation owed to you.

No Prior Obligations:  Kohl’s is offering you this position with the understanding that you have no contractual obligation to any current or previous employer that would prohibit or restrict your ability to perform your duties for Kohl’s.

Proprietary or Confidential Information:  As we advise all future employees, Kohl’s has no interest in obtaining any proprietary or confidential information from your current or former employer(s).  You should not bring any forms of such information with you to Kohl’s and Kohl’s will not accept such information from you for its use.  If you have any questions with respect to what may constitute “trade secrets” or otherwise confidential information, I would urge you to contact your employer’s legal department for clarification.

This letter covers the key aspects of our employment offer to you.  Please note that this letter serves as a non-binding confirmation of an employment offer and it is neither intended nor implied as a contract of employment.  The terms of this offer, and your acceptance, shall not be binding upon either party until the above-referenced Executive Compensation Agreement is signed by you and authorized Kohl’s representatives.

Paul, it is our pleasure to welcome you to Kohl’s.  We look forward to working with you in supporting the success and growth of our company.

Very Truly Yours,

/s/ Michelle Gass

Michelle Gass

Chief Executive Officer

Kohl’s Department Stores

Please date, sign and return a copy of this letter to me via email.

I accept the terms of this offer letter.

Dated this 28th day of August, 2019.

/s/ Paul Gaffney

Paul Gaffney